UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE MEDICINES COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 21, 2006

To our stockholders:

We are pleased to invite you to our 2006 annual meeting of stockholders. The meeting will take place on Thursday, May 25, 2006 at 10:00 a.m., local time, at our principal executive offices, located at 8 Campus Drive, Parsippany, New Jersey 07054. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

Enclosed with this letter you will find the notice of our 2006 annual meeting of stockholders, which lists the matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our annual report to stockholders for the year ended December 31, 2005, which contains our annual report on Form 10-K filed with the Securities and Exchange Commission, including our audited consolidated financial statements for 2005 and other information of interest to our stockholders.

The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will cast your vote. If you are a stockholder of record, you may vote by mailing the enclosed proxy card in the envelope provided. You will find voting instructions in the proxy statement and on the enclosed proxy card. If your shares are held in “street name”—that is, held for your account by a bank, broker or other holder of record—you will receive instructions from the holder of record that you must follow for your shares to be voted.

Thank you for your ongoing support and continued interest in The Medicines Company.

Sincerely,

CLIVE A. MEANWELL
Chairman and Chief Executive Officer

THE MEDICINES COMPANY

8 Campus Drive
Parsippany, New Jersey 07054

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Thursday, May 25, 2006
Place	8 Campus Drive, Parsippany, New Jersey 07054
Items of Business	At the meeting, we will ask you and our other stockholders to:
	(1)	elect three class 3 directors for terms to expire at the 2009 annual meeting of stockholders;
	(2)	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006;
	(3)	approve an amendment to our 2004 stock incentive plan in order to increase the number of shares of common stock authorized for issuance under the plan from 4,400,000 to 8,800,000;
	(4)	approve an amendment to our 2000 employees stock purchase plan in order to increase the number of shares of common stock authorized for issuance under the plan from 255,500 to 505,500; and
	(5)	transact any other business as may properly come before the meeting or any postponement or adjournment of the meeting.
The board of directors has no knowledge of any other business to be transacted at the annual meeting.
Record Date	You may vote if you were a stockholder of record at the close of business on April 7, 2006.
Proxy Voting

It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise at the meeting.

By order of the Board of Directors,

Paul M. Antinori Secretary
April 21, 2006 Parsippany, New Jersey

TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING	1
Who may vote?	1
How may I vote?	1
May I vote my shares if I hold them in “street name?”	2
How may I change my vote?	2
What constitutes a quorum?	2
What vote is required to approve each matter?	3
How will votes be counted?	3
How does the board of directors recommend that I vote?	3
Will any other business be conducted at the annual meeting?	4
Who pays for the solicitation of proxies?	4
How and when may I submit a proposal for the 2007 annual meeting?	4
DISCUSSION OF PROPOSALS	4
Proposal One: Election of Class 3 Directors	4
Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm	8
Proposal Three: Approval of the Amendment to our 2004 Stock Incentive Plan	9
Proposal Four: Approval of the Amendment to our 2000 Employee Stock Purchase Plan	15
INFORMATION ABOUT CORPORATE GOVERNANCE	18
Corporate Governance	18
Board of Directors	18
Board Independence	18
Board Committees	19
Director Candidates and Nomination Process	20
Stockholder Nominees	21
Code of Business Conduct and Ethics	22
Stockholder Communications with the Board of Directors	22
Director Attendance at Annual Meeting	22
Compensation of Directors	22
Report of the Audit Committee of the Board of Directors	24
INFORMATION ABOUT OUR EXECUTIVE OFFICERS	26
Our Current Executive Officers	26
Compensation of Our Executive Officers	27
Employment Agreements	29
Report of the Compensation Committee on Executive Compensation	30
Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related-Party Transactions	34
OTHER INFORMATION	35
Principal Stockholders	35
Comparative Stock Performance	38
Section 16(a) Beneficial Ownership Reporting Compliance	38
Householding of Annual Meeting Materials	39

THE MEDICINES COMPANY
8 Campus Drive
Parsippany, New Jersey 07054

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on May 25, 2006

The Medicines Company, a Delaware corporation (often referred to as “we” or “us” in this document), is sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2006 annual meeting of stockholders. The annual meeting will be held on Thursday, May 25, 2006, at 10:00 a.m., local time, at our principal executive offices at 8 Campus Drive, Parsippany, New Jersey 07054. If the annual meeting is adjourned for any reason, then the proxies may be used at any adjournments of the annual meeting.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

We are mailing this proxy statement and the enclosed proxy card to stockholders on or about April 21, 2006. In this mailing, we are also including copies of our annual report to stockholders for the year ended December 31, 2005.

Our annual report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission and including our audited financial statements, is included in our annual report to stockholders in this mailing and is also available free of charge on our website at www.themedicinescompany.com or through the SEC’s electronic data system at www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you free of charge, either:  write to Investor Relations, The Medicines Company, 8 Campus Drive, Parsippany, New Jersey 07054, or email Investor Relations at investor.relations@themedco.com.

INFORMATION ABOUT THE ANNUAL MEETING

Who may vote?

Holders of record of our common stock at the close of business on April 7, 2006, the record date for the meeting, are entitled to one vote per share on each matter properly brought before the meeting. As of the close of business on April 7, 2006, we had 49,797,598 shares of our common stock outstanding.

A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Paul M. Antinori, at our address set forth above, to make arrangements to review a copy of the stockholder list at our offices, for any purpose germane to the meeting, between the hours of 8:30 A.M. and 5:00 P.M., local time, on any business day from May 15, 2006 up to the time of the meeting.

How may I vote?

If you are a stockholder of record (meaning that you hold shares in your name in the records of our transfer agent, American Stock Transfer & Trust Company), you may vote your shares at the meeting in person or by proxy:

•       to vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•       to vote by proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card but do not provide voting instructions, then the designated persons will vote your shares FOR the election of the nominated directors, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006, FOR approval of the amendment to our 2004 stock incentive plan and FOR approval of the amendment to our 2000 employee stock purchase plan.

The proxy card states the number of shares you are entitled to vote if you are a stockholder of record.

How may I vote my shares if I hold them in “street name?”

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms may solicit voting instructions over the Internet or by telephone.

Under the rules of The NASDAQ Stock Market, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors (proposal one) and the ratification of the appointment of our independent registered public accounting firm (proposal two) are considered discretionary items under NASDAQ rules. The approval of the amendment to our 2004 stock incentive plan (proposal three) and the approval of the amendment to our employee stock purchase plan (proposal four) are each a non-discretionary item. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to proposal three or proposal four, or if your bank or brokerage firm does not exercise its discretionary authority with respect to proposal one or proposal two, your shares will be treated as “broker non-votes” on that particular matter. “Broker non-votes” are shares with respect to which a bank or brokerage firm does not receive voting instructions from the beneficial holder and does not have or exercise discretionary authority in voting on a proposal.

Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote your shares in person at the meeting, however, unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your brokerage firm or bank).

How may I change my vote?

If you are a stockholder of record, even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•       send written notice to Paul M. Antinori, our Secretary, at our address above;

•       send us another signed proxy with a later date; or

•       attend the meeting, notify our Secretary that you are present, and then vote by ballot.

If you own shares in street name, your bank or brokerage firm should provide you with instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of at least 24,898,800 shares, representing a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting.

Shares of common stock present in person or represented by proxy (including broker non-votes and shares that are abstained or withheld, or with respect to which no voting instructions are provided for one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?

Proposal One—Election of Directors

Directors will be elected by a plurality of the votes cast by our stockholders entitled to vote on the election. In other words, the three nominees for director receiving the highest number of votes FOR election will be elected as directors, regardless of whether any of those numbers represents a majority of the votes cast.

You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees.

Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006.

Proposal Three—Approval of the Amendment to our 2004 Stock Incentive Plan

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to approve the amendment to our 2004 stock incentive plan.

Proposal Four—Approval of the Amendment to our 2000 Employee Stock Purchase Plan

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to approve the amendment to our 2000 employee stock purchase plan.

How will votes be counted?

Each share of common stock will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter (1) if the holder of the shares either withholds authority in the proxy to vote for a particular director nominee or nominees, or abstains from voting on a particular matter, or (2) if the shares are broker non-votes. As a result, withheld shares, abstentions and broker non-votes will have no effect on the outcome of voting on any of the proposals.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote:

•       FOR proposal one—elect our three nominees to the board of directors

•       FOR proposal two—ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006

•       FOR proposal three—approve the amendment to our 2004 stock incentive plan

•       FOR proposal four—approve the amendment to our 2000 employee stock purchase plan

Will any other business be conducted at the annual meeting?

Our board of directors does not know of any other business to be conducted or matters to be voted upon at the meeting. Under our by-laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter.

Who pays for the solicitation of proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have requested brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may I submit a proposal for the 2007 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement and proxy card for our 2007 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. We must receive your proposal intended for inclusion in the proxy statement at our principal executive offices, 8 Campus Drive, Parsippany, New Jersey 07054 Attention:  Paul M. Antinori, Secretary, no later than December 22, 2006.

If you wish to present a proposal at the 2007 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted above. Our by-laws specify the information that must be included in any such notice, including a brief description of the business to be brought before the annual meeting and the name of the stockholder proposing such business. We must receive this notice at least 60 days, but not more than 90 days, prior to May 25, 2007. However, if the date of the 2007 annual meeting is prior to May 5, 2007 or after July 24, 2007, we must receive your notice no earlier than the 90th day prior to the 2007 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2007 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at the 2007 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting.

DISCUSSION OF PROPOSALS

Proposal One:  Election of Class 3 Directors

Our board of directors is divided into three classes and currently consists of three class 1 directors (William W. Crouse, T. Scott Johnson and John P. Kelley), three class 2 directors (Robert J. Hugin, Clive A. Meanwell and Elizabeth H.S. Wyatt) and three class 3 directors (Armin M. Kessler, Robert G. Savage and Melvin K. Spigelman). The term of each class of directors is three years, and the terms of the three classes are staggered so that only one class is elected each year. At each annual meeting of stockholders, directors are elected to serve for a three-year term to succeed the directors of the same class whose terms are then expiring. The class 1, class 2 and class 3 directors were elected to serve until the annual meeting of stockholders to be held in 2007, 2008 and 2006, respectively, and until their respective successors are elected and qualified.

Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Armin M. Kessler, Robert G. Savage and Melvin K. Spigelman for election as class 3 directors. The persons named in the enclosed proxy card will vote to elect each of these nominees as a class 3 director, unless the proxy is marked otherwise. Each class 3 director will be elected to hold office until the 2009 annual meeting of stockholders and until their successor is elected and qualified. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No director or officer, or any associate of any such director or officer, is a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries, in any legal proceeding. No director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting, other than election to office.

Our board of directors recommends a vote FOR each of the nominees.

Director Nominees

Set forth below are the names of each nominee for class 3 director, the year in which each first became a director, their ages as of April 1, 2006, their positions and offices with us, their principal occupations and business experience during the past five years and the names of other public companies for which they serve as a director.

ARMIN M. KESSLER
   Age: 68

Armin M. Kessler has been a director since October 1998. Mr. Kessler joined us after a 35-year career in the pharmaceutical industry, which included senior management positions at Sandoz Pharma Ltd. (now Novartis Pharma AG) in Switzerland, the United States and Japan and, most recently, at Hoffmann-La Roche, Basel, Switzerland, where he was Chief Operating Officer and Head of the Pharmaceutical Division until he retired in 1995. Mr. Kessler currently also serves as a director of Gen-Probe Incorporated and PRA International, Inc. Mr. Kessler received degrees in physics and chemistry from the University of Pretoria, a degree in chemical engineering from the University of Cape Town, a law degree from Seton Hall and an honorary doctorate in business administration from the University of Pretoria.

ROBERT G. SAVAGE
   Age: 52

Robert G. Savage has been a director since April 2003. Since May 2003, Mr. Savage has served as President of Strategic Imagery LLC, a consulting company he owns. From February 2002 to April 2003, Mr. Savage was Group Vice President and President for the General Therapeutics and Inflammation Business of Pharmacia Corporation, a research-based pharmaceutical firm acquired by Pfizer Inc. in April 2003. From September 1996 to January 2002, Mr. Savage held several senior positions with Johnson & Johnson, including Worldwide Chairman for the Pharmaceuticals Group during 2001, Company Group Chairman responsible for the North America pharmaceuticals business from 2000 to 2001, President, Ortho-McNeil Pharmaceuticals from 1998 to 2000 and Vice President Sales & Marketing from 1996 to 1998. Mr. Savage also serves as a director for Noven Pharmaceuticals and EpiCept Corporation. Mr. Savage received a B.S. in biology from Upsala College and an M.B.A. from Rutgers University.

MELVIN K. SPIGELMAN
   Age: 57

Melvin K. Spigelman has been a director since September 2005. Dr. Spigelman has served as Director of Research and Development for the Global Alliance for TB Drug Development, a non-profit organization which seeks to accelerate the discovery and development of faster-acting and affordable drugs to fight tuberculosis, since June 2003. Before joining the Global Alliance for TB Drug Development, Dr. Spigelman was the President of Hudson-Douglas Ltd, a consulting company, from June 2001 to June 2003. From 2000 to 2001, Dr. Spigelman served as a Vice President, Global Clinical Centers at Knoll Pharmaceuticals, a pharmaceutical unit of BASF Pharma, and from 1992 to 2000, Dr. Spigelman was the Vice President of Research and Development at Knoll. Dr. Spigelman received a B.A. in engineering from Brown University and an M.D. from The Mount Sinai School of Medicine.

Other Current Directors

Set forth below are the names of each of our other current directors, the year in which each first became a director, their ages as of April 1, 2006, their positions and offices with us, their principal occupations and business experience during the past five years and the names of other public companies for which they serve as a director.

Directors Whose Terms Expire in 2007 (Class 1 Directors)

WILLIAM W. CROUSE
   Age: 63

William W. Crouse has been a director since April 2003. Since January 1994, Mr. Crouse has been a Managing Director of HealthCare Ventures, a venture capital firm with a focus on biotechnology firms. From 1987 to 1993, Mr. Crouse served as Worldwide President of Ortho Diagnostic Systems, a subsidiary of Johnson & Johnson that manufactures diagnostic tests for hospitals, and a Vice President of Johnson & Johnson International. Before joining Johnson & Johnson, Mr. Crouse was a Division Director of DuPont Pharmaceuticals Company, a pharmaceutical firm, where he was responsible for international operations and worldwide commercial development activities. Before joining Dupont, he served as President of Revlon Health Care Group’s companies in Latin America, Canada, and Asia/Pacific. He also held numerous management positions at E.R. Squibb & Sons, a pharmaceutical company. Mr. Crouse currently also serves as a director of ImClone Systems, Inc. and several private biotechnology companies and as a member of the Boards of Trustees of Lehigh University and the New York Blood Center.  Mr. Crouse received a B.S. in finance and economics from Lehigh University and an M.B.A. from Pace University.

T. SCOTT JOHNSON
   Age: 58

T. Scott Johnson has been a director since September 1996. Since July 1999, Dr. Johnson has been a partner at JSB Partners, L.P., an investment bank that he founded in 1999, which focuses on mergers and acquisitions, private financings and corporate alliances within the healthcare sector. From September 1991 to July 1999, Dr. Johnson served as a founder and managing director of MPM Capital, L.P., a venture capital firm. Dr. Johnson received both a B.S. and an M.D. from the University of Alabama.

JOHN P. KELLEY
   Age: 52

John P. Kelley has been our President and Chief Operating Officer since December 2004 and a director since February 2005. Prior to joining us, Mr. Kelley held a series of positions at Aventis, an international pharmaceutical company. From September 2003 until September 2004, Mr. Kelley served as

Senior Vice President, Global Marketing and Medical at Aventis, where he was accountable for worldwide brand management of Aventis’ core strategic brands and managed strategic alliances with partner companies. From September 2002 to September 2003, he served as Senior Vice President, Strategic Risk Officer for Aventis, advising the Management Board and Chief Executive Officer. From January 2000 to September 2002, Mr. Kelley served as Vice President, Head of Strategic Development of Aventis where he was responsible for leading the strategic planning process of the pharmaceutical division of Aventis as well as merger and acquisition activity. Prior to the formation of Aventis, he served as a Vice President, Commercial Director, U.S. at Hoechst Marion Roussel, Inc., a life sciences firm focused on pharmaceuticals and agriculture, from March 1998 through December 1999 and Mr. Kelley served as Vice President of Marketing of Hoechst Marion Roussel from 1995 to 1998. Mr. Kelley received a B.A. degree from Wilkes University and an M.B.A. from Rockhurst University.

Directors Whose Terms Expire in 2008 (Class 2 Directors)

ROBERT J. HUGIN
   Age: 51

Robert J. Hugin has been a director since April 2003. Since June 1999, Mr. Hugin has been the Senior Vice President and Chief Financial Officer of Celgene Corporation, a biopharmaceutical company focused on cancer and immunological diseases. On May 1, 2006, Mr. Hugin will become the President and Chief Operating Officer of Celgene. From 1985 to 1999, Mr. Hugin held positions with J.P. Morgan & Co. Inc., an investment banking firm, serving most recently as a Managing Director. Mr. Hugin also serves as a director of Celgene Corporation and Coley Pharmaceutical Group, Inc. Mr. Hugin received an A.B. from Princeton University and an M.B.A. from the University of Virginia.

CLIVE A. MEANWELL
   Age: 48

Clive Meanwell has been a director and served as our principal executive officer, or as one of our principal executive officers, continuously since 1996. He has served as our Chief Executive Officer since August 2004, and he served as our President from August 2004 to December 2004, as our Executive Chairman from September 2001 to August 2004 and as our Chief Executive Officer and President from 1996 to September 2001. From 1995 to 1996, Dr. Meanwell was a Partner and Managing Director at MPM Capital, L.P., a venture capital firm. From 1986 to 1995, Dr. Meanwell held various positions at Hoffmann-La Roche, Inc., a pharmaceutical company, including Senior Vice President from 1992 to 1995, Vice President from 1991 to 1992 and Director of Product Development from 1986 to 1991. Dr. Meanwell also serves as a director of Endo Pharmaceuticals Inc. Dr. Meanwell received an M.D. and a Ph.D. from the University of Birmingham, United Kingdom.

ELIZABETH H.S. WYATT
   Age: 58

Elizabeth H.S. Wyatt has been a director since March 2005. Prior to her retirement in 2000, Ms. Wyatt held several senior positions at Merck & Co., Inc. over the course of 20 years, including most recently, Vice President, Corporate Licensing. Previously she had been a consultant and academic administrator, responsible for the Harvard Business School’s first formal marketing of its executive education programs. She also serves as a director of Neose Technologies, Inc., Ariad Pharmaceuticals, Inc., and MedImmune, Inc. and the Boards of Trustees of Randolph-Macon College and Sweet Briar College. Ms. Wyatt received a B.A. from Sweet Briar College, a M.Ed. from Boston University and an M.B.A. from The Harvard Business School.

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee, consisting of independent members of our board of directors, has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006. Ernst & Young LLP has been our independent registered public accounting firm since our inception in 1996. Although stockholder approval of the appointment of Ernst & Young LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the meeting, our audit committee will reconsider this appointment.

We expect representatives of Ernst & Young LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Our board of directors recommends a vote FOR this proposal.

Independent Registered Public Accounting Firm Fees and Other Matters

Fees

The following table sets forth the fees billed to us for the fiscal years ended December 31, 2005 and December 31, 2004 by Ernst & Young LLP:

Fee Category	2005	2004
Audit Fees(1)	$726,875	$612,158
Audit-Related Fees(2)	4,350	115,500
Tax Fees(3)	3,434	101,711
All Other Fees	—	—
Total Fees	$734,659	$829,369

(1)          Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)          Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and which are not reported under “Audit Fees.”

(3)          Tax fees consist of fees for tax compliance, tax advice and tax planning services.  Tax compliance services, which relate to preparation of original and amended tax returns, accounted for all of the total tax fees paid for 2005 and 2004.

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, the audit committee may delegate pre-approval authority to a committee member for specified types of services. Any such pre-approval must be reported to the committee at its next scheduled meeting. We did not approve any services provided to us by Ernst & Young LLP in 2005 or 2004 using the “de minimis” exception under the SEC rules.

Proposal Three:  Approval of the Amendment to our 2004 Stock Incentive Plan

On April 11, 2006, our board of directors adopted, subject to stockholder approval, an amendment to our 2004 stock incentive plan, which we refer to in this proxy statement as the 2004 plan, increasing the number of shares of common stock authorized for issuance under the plan from 4,400,000 to 8,800,000. Our stockholders originally approved the adoption of the 2004 plan in May 2004. As of April 1, 2006, options to purchase 4,034,842 shares of common stock were outstanding under the 2004 plan, options to purchase 63 shares of common stock under the 2004 plan had been exercised and 25,000 shares of restricted stock had been granted under the 2004 plan. As a result, we had only 340,095 shares available for future grant under the 2004 plan as of April 1, 2006.

In addition to the 2004 plan, we maintain a 1998 stock incentive plan, which we refer to in this proxy statement as our 1998 plan, a 2000 outside director stock option plan, which we refer to in this proxy statement as our 2000 director plan, and a 2001 non-officer, non-director employee stock incentive plan, which we refer to in this proxy statement as our 2001 plan. We do not grant options or other awards under our 2000 director plan. If our stockholders approve the amendment to our 2004 plan, we will not grant any additional options under the 1998 plan or the 2001 plan. All outstanding options under our 1998 plan, 2000 director plan and 2001 plan will remain in effect but we will grant any future options under the 2004 plan.

We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel.  Stock-based equity incentives are an important component of our compensation philosophy, intended to provide equity ownership opportunities and performance-based incentives to better align the recipient’s interests with those of our stockholders.

In light of this compensation philosophy, we believe that the number of shares currently available to us for option grants and other stock-based awards under our 2004 plan and our other plans will be insufficient to satisfy our future equity compensation needs, possibly even our needs for 2006. Accordingly, our board of directors adopted, subject to stockholder approval, the amendment to the 2004 plan.

Our board of directors recommends a vote FOR this proposal.

Description of the 2004 Plan

The following is a brief summary of the 2004 plan. The following summary is qualified in its entirety by reference to the 2004 plan, a copy of which is attached to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s electronic data system at www.sec.gov. In addition, a copy of the 2004 plan may be obtained from our Secretary.

Types of Awards

The 2004 plan provides for the grant of incentive stock options intended to qualify under section 422 of Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the code, nonstatutory stock options, restricted stock awards, stock appreciation rights and other stock-based awards, including the grant of shares to be delivered in the future. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

Incentive Stock Options and Nonstatutory Stock Options.   Optionees receive the right to purchase a specified number of shares of our common stock at a specified exercise price and subject to such other terms and conditions as are specified in connection with the option grant. Regardless of whether the option is intended to be an incentive stock option or a nonstatutory stock option, the exercise price for the option will not be less than 100% of the fair market value of our common stock, as determined by, or in a manner approved by, our board of directors. Our board of directors will establish the vesting schedule relating to options, and no option will be granted for a term in excess of ten years. In general, our initial grants to new employees vest over 48 months with 25% of the initial grant vesting 12 months after the employee’s start date and the remainder of the option vesting in 36 equal monthly installments. Our grants to existing employees generally vest in 48 equal monthly installments commencing one month after the date of the grant.

The 2004 plan permits the following forms of payment of the exercise price of options: (1) payment by cash or check, (2) except as the board of directors may otherwise provide in an option agreement, payment in connection with a “cashless exercise” through a broker, (3) when certain requirements are satisfied, by surrender of shares of our common stock, (4) to the extent permitted by the board of directors and by applicable law, by delivery of a promissory note or any other lawful consideration or (5) by any combination of the above permitted forms of payment.

Without the prior approval of our stockholders, we may not engage in any repricing with respect to any option that requires stockholder approval under the rules of The NASDAQ National Market or the principal market on which our common stock is then traded. No option granted under the 2004 plan will contain any provision entitling the optionee to the automatic grant of additional options in connection with any exercise of the original option.

Restricted Stock Awards.   Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of these shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established by our board of directors for the award. Shares of restricted stock awarded under the 2004 plan will not vest earlier than the one year anniversary of the date of grant. Under the terms of the 2004 plan as it is currently in effect, no more than 400,000 shares of our common stock may be issued in the aggregate pursuant to restricted stock awards or other non-option stock-based awards. If the proposed amendment is approved by our stockholders, this limit will increase to 800,000 shares.

Stock Appreciation Rights.   Stock appreciation rights entitle the holder to receive an amount in cash or common stock, or a combination thereof, determined in whole or in part by reference to appreciation, following the date of grant, in the fair market value of our common stock.

Other Stock-Based Awards.   Under the 2004 plan, our board of directors has the right to grant other awards based upon the common stock having such terms and conditions as our board of directors may determine, and awards entitling recipients to receive shares of our common stock to be delivered in the future.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of us, any of our subsidiaries or any other business venture in which we have a controlling interest, and any individuals who have accepted an offer for employment from us, any of our subsidiaries or any other business venture in which we have a controlling interest, are eligible to be granted awards under the 2004 plan. We may grant incentive stock options only to our employees. The maximum number of shares with respect to which awards may be granted to any participant under the 2004 plan is 500,000 shares per calendar year.

As of April 1, 2006, approximately 281 persons would have been eligible to receive awards under the 2004 plan, including our five executive officers and seven non-employee directors.

Plan Benefits under the 2004 Plan

The granting of awards under the 2004 plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group, except for the automatic stock option grants to our non-employee directors.

Our board has established a director stock option program under the 2004 plan for non-employee directors. Under the program, we grant each non-employee director nonstatutory stock options under the 2004 plan to purchase:

•       20,000 shares of our common stock on the date of his or her initial election to the board of directors; and

•       15,000 shares of our common stock on the date of each annual meeting of our stockholders, except if such non-employee director was initially elected to the board of directors at any such annual meeting.

The initial options to purchase 20,000 shares, vest in 36 equal monthly installments beginning on the date one month after the date of grant. The annual meeting options vest in 12 equal monthly installments beginning on the date one month after the date of grant. All vested options are exercisable at any time prior to the first anniversary of the date the director ceases to be a director.

During the year ended December 31, 2005, we granted the following options under the 2004 plan to the individuals and groups listed below. In all cases, the securities underlying such options are shares of our common stock. In each case, the options have a term of ten years and were granted at an exercise price equal to the fair market value of our common stock on the date of grant.

Name and Position	Weighted Average Exercise Price	Total Shares Subject to Options
Clive A. Meanwell	$18.27	150,000
Chief Executive Officer
John P. Kelley	$18.27	150,000
President and Chief Operating Officer		112,500	(1)
Steven H. Koehler	$18.27	50,000
Former Senior Vice President and Chief Financial Officer
John D. Richards	$18.27	20,000
Former Vice President
Paul M. Antinori	$18.27	30,000
Vice President and General Counsel		12,500	(1)
All current executive officers, as a group	$18.27	525,000
All current directors who are not executive officers, as a group	$21.85	110,000	(2)
Each nominee for election as a director	$21.89	50,000	(2)
Each associate of any director, executive officer or director nominee	—	—
All employees who are not executive officers, as a group	$20.85	2,884,750

(1)          This option was vested and fully exercisable at the grant date but is subject to the terms of a lock-up agreement between the option holder and us under which the option holder has agreed not to sell, transfer, pledge or otherwise dispose of the shares underlying the option, except as set forth in the lock-up agreement. The lock-up will expire with respect to one-forty eighth (1/48) of the original number of shares underlying the option on the 30th day of each calendar month, beginning on December 30, 2005. In addition, the lock up will expire if the option holder ceases to be employed by us for any reason or upon consummation of a “change of control event” as defined in our 2004 plan.

(2)          Under the director stock option program under the 2004 plan, we will grant each non-employee director nonstatutory stock options under the 2004 plan, as described above.

On April 17, 2006, the last reported sale price of our common stock on The NASDAQ National Market was $18.77 per share.

Administration

Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2004 plan and to interpret the provisions of the 2004 plan. Pursuant to the terms of the 2004 plan, our board of directors has delegated its authority under the 2004 plan to its compensation committee. Accordingly, the compensation committee, consisting of independent directors, administers the 2004 plan, including granting options and other awards under the 2004 plan. In addition, pursuant to the terms of the 2004 plan, our board of directors has delegated to our named executive officers limited authority to grant stock options to employees without further action by our board of directors or its compensation committee. None of our named executive officers is, however, authorized to grant options:

•       to himself  or herself or to any other executive officer, vice president, director or to any person designated by our board of directors or its compensation committee;

•       with respect to more than 1,200,000 shares of our common stock in the aggregate;

•       to any person in an amount that would result in the person having been granted options to purchase more than 75,000 shares of our common stock under any of our stock option plans.

In addition, the named executive officers must report any stock option grants pursuant to this delegated authority to the compensation committee. The delegation of authority to named executive officers is intended to avoid the expense and administrative burden of convening a meeting of the compensation committee in connection with stock option grants to newly hired employees and promoted employees.

Except as noted above, the compensation committee generally selects the recipients of awards and, subject to the terms of the 2004 plan, determines:

•       the number of shares of common stock covered by options and the dates  upon which such options become exercisable;

•       the exercise price of options (which may not be less than 100% of the fair market value of our common stock on the date of grant);

•       the duration of options (which may not be longer than 10 years); and

•       the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

If an award expires or is terminated, surrendered or canceled without having been fully exercised, or is forfeited in whole or in part or results in any shares of our common stock not being issued, the unused common stock covered by that award will again be available for the grant of awards under the 2004 plan, subject, however, in the case of incentive stock options, to any limitations under the code.

Effect of Reorganization Events

Our board of directors is required to make appropriate adjustments in connection with the 2004 plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2004 plan also contains provisions addressing the consequences of any reorganization event, which is defined as:

•       any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property;

•       any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; or

•       our liquidation or dissolution.

Upon the occurrence of a reorganization event, all outstanding options are to be assumed, or substituted for, by the acquiring or succeeding corporation. However, if the acquiring or succeeding corporation does not agree to assume, or substitute for, outstanding options, in the event of our liquidation or dissolution or in the event of a reorganization event under which our stockholders will receive a cash payment for their shares of our common stock, then our board of directors must either accelerate the options to make them fully exercisable prior to consummation of the reorganization event or provide for a cash out of the value of any outstanding options. Upon the occurrence of a reorganization event, our repurchase and other rights under each outstanding restricted stock award will inure to the benefit of the acquiring or succeeding corporation. Our board of directors will specify the effect of a reorganization event on any stock appreciation right or other stock-based award at the time the award is granted.

In addition, upon the occurrence of a change in control, as defined in the 2004 plan, each option will become immediately exercisable in full and each restricted stock award will become free of all conditions and restrictions if, on or prior to the first anniversary of the date of the change in control event, a termination event, as defined in the 2004 plan, occurs. A termination event would occur, among other circumstances, if a plan participant’s employment is terminated without cause or is terminated by the participant due to a change of more than 30 miles in the participant’s principal business location, a material reduction in the participant’s salary or a material reduction in the participant’s responsibilities without cause.

Amendment or Termination

No award may be made under the 2004 plan after April 2014, but awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 2004 plan, except that no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the 2004 plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards are exempt from, or comply with Section 409A of the code relating to nonqualified deferred compensation.

Incentive Stock Options.   A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or any corporate parent or any one of our 50% or more owned corporate subsidiaries at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options.   A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock.   A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights.   A participant will not have taxable income upon the grant of a stock appreciation right. A participant generally will generally recognize compensation income upon the exercise of a stock appreciation right equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock appreciation right was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.   The tax consequences associated with any other stock-based award granted under the 2004 plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us.    There will be no tax consequences to us, except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the code.

In accordance with SEC rules, the following table provides information, as of December 31, 2005, about the securities authorized for issuance under our 1998 plan, 2004 plan, 2001 plan and 2000 director plan, as well as our 2000 employee stock purchase plan. The information below is categorized according to whether or not the equity plan was previously approved by stockholders:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted- average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	7,124,932	(1)(2)	$19.92	(2)	745,642	(3)
Equity compensation plans not approved by security holders	554,204	(4)	$17.67		35,848	(5)
Total	7,679,136		$18.80	(1)(2)(4)	781,490	(3)(5)

(1)          Includes shares of common stock issuable under our 1998 plan, 2004 plan and 2000 director plan. Does not include additional shares proposed to be authorized under the 2004 plan pursuant to the amendment to the 2004 plan to be considered at the 2006 annual meeting.

(2)          Excludes shares issuable at the end of the then-current offering period under our 2000 employee stock purchase plan.

(3)          Includes shares available for issuance as of December 31, 2005 under our 1998 plan, 2000 director plan and 2000 employee stock purchase plan (which includes 29,074 shares which were subsequently issued on February 28, 2006 at the close of the then-current offering period). All of the shares available under the 2004 plan and 1998 plan, and none of the shares available under the 2000 director plan or the 2000 employee stock purchase plan, may be issued in the form of restricted stock or other equity-based awards.

(4)          Consists of shares of common stock issuable under our 2001 plan.

(5)          Consists of shares available for issuance as of December 31, 2005 under our 2001 plan.

For a description of our 2001 plan, see note 8 to our audited consolidated financial statements included in our annual report to stockholders accompanying this proxy statement.

Proposal Four: Approval of the Amendment to our 2000 Employee Stock Purchase Plan

On April 11, 2006, our board of directors adopted, subject to stockholder approval, an amendment to our 2000 employee stock purchase plan, which we refer to in this proxy statement as the ESPP, increasing the number of shares of common stock authorized for issuance under the ESPP from 255,500 to 505,500. The ESPP is intended to encourage employees to become stockholders in our company, to stimulate increased interest in our affairs and success, to afford them the opportunity to share in our earnings and growth and to promote systematic savings by them. We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel, and we believe that the ability to participate in our ESPP is an attractive feature for our employees and potential employees.

Our board of directors originally adopted, and our stockholders approved, our ESPP in August 2000. A total of 255,500 shares have been reserved for issuance under the ESPP. As of April 1, 2006, 206,564 shares had been issued under the ESPP. As a result, we had only 48,936 shares available for future issuance as of April 1, 2006.

Our board of directors believes the proposed amendment is necessary to assure that The Medicines Company will have a sufficient reserve of common stock available for future grant under the ESPP.

Our board of directors recommends a vote FOR this proposal.

Description of the ESPP

The following is a brief summary of the ESPP. The following summary is qualified in its entirety by reference to the ESPP, a copy of which is attached to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s electronic data system at www.sec.gov. In addition, a copy of the ESPP may be obtained from our Secretary.

The ESPP permits eligible employees to purchase shares of common stock at a discount. On the last day of each six-month offering period between March 1 and August 31 and September 1 and the last day of February, each employee who is enrolled in the ESPP will automatically receive an option to purchase on the last day of the offering period the largest number of whole shares of the common stock that does not exceed the number determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the value of a share of common stock on the first day of the offering period. The offering price of each of the shares purchased in a given offering period is the lower of 85% of the fair market value of a share of common stock on the first or last day of the offering period. If an employee withdraws from participation during an offering period, the amounts contributed to the ESPP are refunded immediately without interest.

Pursuant to the terms of the ESPP, our board of directors has delegated its authority under the ESPP to its compensation committee. Accordingly, the compensation committee, consisting of independent directors, administers the ESPP. The compensation committee has the authority to interpret all provisions of the ESPP.

Generally, employees who have been employed for at least seven days prior to the first day of an offering period are eligible to participate in the ESPP. As of April 1, 2006, approximately 274 persons were eligible to participate in the ESPP, including our five executive officers. Eligible employees may elect to participate by completing a subscription agreement, filing it with our payroll office and authorizing after-tax payroll deductions from their pay. The payroll deduction may not exceed ten percent of the employee’s gross pay. In addition, an employee cannot contribute more than any amount that would (1) result in the employee owning common stock and/or options to purchase common stock making up five percent or more of our outstanding capital stock, or (2) permit such employee to purchase in excess of $25,000 in fair market value (based on the value of the stock on the offering commencement date) of common stock in any given year under the ESPP.

All payroll deductions for the ESPP are placed in a general corporate account. No interest accrues on the payroll deductions, and an employee participating in the ESPP may not make any additional payments into the account. Employees may purchase common stock under the ESPP only through payroll deductions.

The board of directors may amend the ESPP at any time. However, the ESPP may not be amended in any way that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the code, including stockholder approval if required.

The ESPP will terminate on (1) the date that participating employees become entitled to purchase an aggregate number of shares greater than the number of shares remaining available for purchase, or (2) the date on which the ESPP is terminated by the board of directors.

Participation in the ESPP is discretionary, and participants can contribute up to ten percent of their gross pay, subject to the limitations described above. Additionally, the value of the common stock purchased will vary based on the fair market value of our common stock on the first and last days of the offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the ESPP is not currently determinable.

The table below sets forth information with regard to participation in the ESPP by the individuals and groups listed below during the year ended December 31, 2005.

Name and Position	Dollar Value	Total Number of Shares Purchased
Clive A. Meanwell	$19,604	1,107
Chief Executive Officer
John P. Kelley	—	—
President and Chief Operating Officer
Steven H. Koehler	$17,047	881
Former Senior Vice President and
Chief Financial Officer
John D. Richards	—	—
Former Vice President
Paul M. Antinori	—	—
Vice President and General Counsel
All current executive officers, as a group	$36,651	1,898
All current directors who are not executive officers,	(1)	(1)
as a group
All employees who are not executive officers, as a	$1,003,783	52,206
group

(1)          Our non-employee directors are not eligible to participate in the ESPP.

On April 17, 2006, the last reported sale price of our common stock on The NASDAQ National Market was $18.77 per share.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that the ESPP complies with Section 423 of the code. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants.   A participant will not have income upon enrolling in the ESPP or upon purchasing stock at the end of an offering.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the ESPP. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•       15% of the value of the stock on the day the offering commenced; and

•       the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company.   There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the code.

INFORMATION ABOUT CORPORATE GOVERNANCE

Corporate Governance

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In assessing and implementing our corporate governance practices, we have been mindful of the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of The NASDAQ Stock Market. We expect to continue to review and, when appropriate, further strengthen our corporate governance procedures in the future.

We describe below our corporate governance structure and the key corporate governance practices that we have adopted.

Board of Directors

Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company. Our chief executive officer, our president and chief operating officer and our other executive officers are responsible for our day-to-day operations. Our board evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board also evaluates and elects our executive officers.

Our board of directors met 13 times during 2005, including regular, special and telephonic meetings. Other than Elizabeth H.S. Wyatt, each director who served as a director during 2005 attended at least 75% of the aggregate of: (1) the total number of board meetings held during the period of 2005 during which he or she was a director and (2) the total number of meetings held by all board committees on which he or she served during the period of 2005 during which he or she was a member of such committees.

Board Independence

Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that none of our directors, except Clive Meanwell and John Kelley, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of The NASDAQ Stock Market Marketplace Rules. Dr. Meanwell and Mr. Kelley are both employees and are therefore not independent. Only independent directors serve on our standing board committees.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The members of the committees are as follows:

Audit	Compensation	Nominating and Corporate Governance
Robert J. Hugin (Chair)	Robert G. Savage (Chair)	William W. Crouse (Chair)
T. Scott Johnson	Armin M. Kessler	Armin M. Kessler
Elizabeth H.S. Wyatt	Elizabeth H.S. Wyatt	Robert G. Savage

Each committee operates under a charter that has been approved by our board of directors. A current copy of the charters of the audit committee and the nominating and corporate governance committee is posted on the corporate governance section of “Investor Relations” on our website, www.themedicinescompany.com.

Audit Committee

The audit committee’s responsibilities include:

•       appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•       overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•       reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•       monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•       discussing our risk management policies;

•       establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•       meeting independently with our independent registered public accounting firm and management; and

•       preparing the audit committee report required by SEC rules (which is included on page 24 of this proxy statement).

Our board of directors has determined that all of the audit committee members are independent as defined under the rules of The NASDAQ Stock Market, including the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Our board of directors has also determined that Robert J. Hugin qualifies as an audit committee financial expert. In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the NASDAQ listing standards, our board considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Mr. Hugin, like all members of our audit committee, is an independent director.

The audit committee met seven times during 2005.

Compensation Committee

Our compensation committee’s responsibilities include:

•       annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and our executive officers;

•       determining the compensation of our chief executive officer and our executive officers;

•       reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

•       overseeing an evaluation of our senior executives;

•       overseeing and administering our cash and equity incentive plans; and

•       reviewing and making recommendations to the board with respect to director compensation.

The compensation committee met nine times during 2005.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee identifies individuals qualified to become board members and recommends to the board the persons to be nominated by the board for election as directors at the annual meeting of stockholders. In addition, the nominating and corporate governance committee oversees the evaluation of the board of directors and develops corporate governance principles. In 2005, the nominating and corporate governance committee proposed a series of corporate governance guidelines to assist the board in the exercise of its duties and responsibilities. These guidelines have been adopted by the board and are posted on the corporate governance section of “Investor Relations” on our website, www.themedicinescompany.com.

The nominating and corporate governance committee met four times in 2005.

Director Candidates and Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

The nominating and corporate governance committee evaluates director candidates based upon a number of criteria including:

•       reputation for integrity, honesty and high ethical standards;

•       demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and willingness and ability to contribute positively to our decision-making process;

•       commitment to understanding our business and our industry;

•       adequate time to attend and participate in meetings of the board of directors and its committees;

•       ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors and the general public and to act in the interest of all stockholders;

•       demonstrated experience or skill set in particular management disciplines that complements, in the opinion of the members of the nominating and corporate governance committee, the existing members of the board of directors to provide a desirable balance; and

•       such other attributes, including independence, that satisfy requirements imposed by the Securities and Exchange Commission and The NASDAQ Stock Market.

The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

At the annual meeting, stockholders will be asked to consider the election of Melvin K. Spigelman, who has been nominated for election as a director by stockholders for the first time. Dr. Spigelman was appointed by our board as a new director in September 2005, and has been included among the board’s nominees for election as a class 3 director, upon the recommendation of our nominating and corporate governance committee. Dr. Spigelman was recommended to the nominating and corporate governance committee by an executive search firm.

Stockholder Nominees

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be forwarded to the nominating and corporate governance committee in writing at our executive offices at 8 Campus Drive, Parsippany, New Jersey 07054 c/o Paul M. Antinori, Secretary and should include the following information:

•       all information relating to such candidate that is required to be disclosed pursuant to Rule 14A of the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected;

•       any information reasonably necessary to determine whether the candidate is qualified to serve on our audit committee;

•       the number of shares of our stock beneficially owned by such candidate, if any;

•       as to the stockholder proposing the candidate:

•        such stockholder’s name and address;

•        the number of shares beneficially owned by such stockholder;

•        a description of all arrangements and understandings between each stockholder and the candidate and any other person relating to the proposal to nominate the candidate; and

•        a representation that such stockholder intends to appear in person or by proxy to nominate the person proposed.

Assuming that appropriate biographical and background material has been provided in a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee.

If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board, by following the procedures set forth under “Information About The Annual Meeting—How and when may I submit a proposal for the 2007 annual meeting?” in this proxy statement. Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws will not be included in our proxy card for the next annual meeting.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to all of our directors and employees, including our principal executive officer, our principal financial officer and our controller. The code of business conduct and ethics is available on the corporate governance section of “Investor Relations” on our website, www.themedicinescompany.com.

Any waiver of the code of business conduct and ethics for directors or executive officers, or any amendment to the code that applies to directors or executive officers, may only be made by the board of directors. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address and location specified above. To date, no such waivers have been requested or granted.

Stockholder Communications with the Board of Directors

Any stockholder may contact the board of directors or a specified individual director by writing to the attention of the board of directors or a specified individual director and sending such communication to our executive offices at 8 Campus Drive, Parsippany, New Jersey 07054 c/o Paul M. Antinori, Secretary. Each communication from a stockholder should include the following information in order to permit stockholder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•       the name, mailing address and telephone number of the stockholder sending the communication;

•       the number of shares held by the stockholder; and

•       if the stockholder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the stockholder.

Our Secretary will forward all communications to the board of directors or individual members of the board of directors as specified in the communication.

Director Attendance at Annual Meeting

Our board of directors has implemented a policy that all directors are expected to attend the annual meeting of stockholders. Five of our directors attended the annual meeting of stockholders in 2005.

Compensation of Directors

Compensation Program

Our compensation program for non-employee directors consists of the following components: (1) cash compensation, which includes an annual retainer and meeting and committee fees and is paid on a quarterly basis and (2) equity compensation, which includes stock option grant awards. We do not pay directors who are also our employees.

Cash Compensation

Each non-employee director receives:

Type of Fee	Amount
Annual Retainer	$25,000
Attendance for each board meeting attended in person	$3,000
Attendance for each board meeting attended by telephone	$500
Additional annual retainer for chairman of audit committee	$8,000
Additional annual retainer for chairman of nominating and corporate governance committee	$4,000
Additional annual retainer for chairman of compensation committee	$4,000
Attendance for each committee meeting attended in person	$1,500
Attendance for each committee meeting attended by telephone	$500

Directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at board meetings.

Stock Compensation

Each non-employee director participates in our 2004 plan. Under the option program for directors adopted by the board, our non-employee directors currently receive the following stock option grants:

Type of Grant	Number of Shares	Grant Date	Vesting Schedule
Initial Option Grant	20,000	The date the director is initially elected to the board	36 equal monthly installments beginning on the date one month after the grant date
Annual Option grant	15,000	The date of the annual meeting of stockholders	12 equal monthly installments beginning on the date one month after the date of grant date

These options have an exercise price equal to the closing price of the Company’s common stock on the NASDAQ National Market on the date of grant and have a ten-year term. All vested options will be exercisable at any time prior to the first anniversary of the date the director ceases to be a director.

2005 Compensation

Name	Annual Retainer	Committee Chair Retainer	Board Meeting Fees	Committee Meeting Fees	Total Cash Compensation
Leonard Bell(1)	$12,500	—	—	—	$12,500
William Crouse	$25,000	$4,000	$16,000	$3,000	$48,000
Robert Hugin	$25,000	$8,000	$13,500	$5,500	$52,000
T. Scott Johnson	$25,000	—	$18,500	$6,500	$50,000
Armin Kessler	$25,000	—	$10,500	$11,000	$46,500
Robert Savage(2)	$25,000	$3,000	$20,500	$10,500	$59,000
Melvin Spigelman(3)	$8,333.35	—	$7,000	—	$15,333.35
James Thomas(4)	$6,250	—	$500	—	$6,750
Elizabeth Wyatt	$18,750	—	$9,000	$3,000	$30,750

(1)          Leonard Bell served on our board until April 15, 2005.

(2)          Robert Savage became chairman of the Compensation Committee in April 2005.

(3)          Melvin Spigelman was elected to our board in September 2005.

(4)          James Thomas served on our board and on our compensation committee until February 22, 2005.

In 2005, we granted the following annual stock options to our non-employee directors and initial option grants to Dr. Spigelman and Ms. Wyatt under our director compensation program:

Name	Grant Date	Number of Options Granted	Option Exercise Price
William Crouse	May 25, 2005	15,000	$21.45
Robert Hugin	May 25, 2005	15,000	$21.45
T. Scott Johnson	May 25, 2005	15,000	$21.45
Armin Kessler	May 25, 2005	15,000	$21.45
Robert Savage	May 25, 2005	15,000	$21.45
Melvin Spigelman	September 27, 2005	20,000	$20.87
Elizabeth Wyatt	March 30, 2005	20,000	$22.675
Elizabeth Wyatt	May 25, 2005	15,000	$21.45

Report of the Audit Committee of the Board of Directors

The audit committee reviewed The Medicines Company’s audited financial statements for the year ended December 31, 2005 and discussed these financial statements with the company’s management and Ernst & Young LLP, The Medicines Company’s independent registered public accounting firm. The Medicines Company’s management is primarily responsible for the financial reporting process, including maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Medicines Company’s independent registered public accounting firm is responsible for performing an independent audit of, and issuing a report on, those financial statements and management’s assessment of the effectiveness of internal control over financial reporting. The audit committee is responsible for providing independent, objective oversight of these processes. The audit committee’s duties and responsibilities do not include conducting audits or accounting reviews.

As appropriate, the audit committee reviews and evaluates, and discusses with management, internal accounting and financial and auditing personnel and the independent registered public accounting firm, the following:

•       the plan for, and the independent registered public accounting firm’s report on, each audit of The Medicines Company’s financial statements;

•       The Medicines Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•       management’s selection, application and disclosure of critical accounting policies;

•       changes in The Medicines Company’s accounting practices, principles, controls or methodologies;

•       significant developments or changes in accounting rules applicable to The Medicines Company; and

•       the adequacy of The Medicines Company’s internal control over financial reporting and accounting, financial and auditing personnel.

The audit committee also reviewed and discussed the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with Ernst & Young LLP. This Statement requires Ernst & Young to discuss with The Medicines Company’s audit committee, among other things, the following:

•       methods to account for significant unusual transactions;

•       the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•       disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Ernst & Young LLP provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires registered public accounting firms annually to disclose in writing all relationships that in the registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the audit committee discussed with Ernst & Young its independence of The Medicines Company.

Based on its review of the audited financial statements, discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited financial statements be included in The Medicines Company’s annual report on Form 10-K for the year ended December 31, 2005. The audit committee also appointed Ernst & Young LLP as The Medicines Company’s independent registered public accounting firm for the year ending December 31, 2006.

By the Audit Committee of the Board of Directors

Robert J. Hugin (Chair)
T. Scott Johnson
Elizabeth H.S. Wyatt

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Our Current Executive Officers

Below is information about each of our executive officers other than Clive Meanwell, our Chief Executive Officer, and John Kelley, our President and Chief Operating Officer. The information below includes each officer’s age as of April 1, 2006, his or her position with us, the length of time he or she has held each position and his or her business experience for at least the past five years. Similar information for Clive Meanwell and John Kelley, who are also directors, is included under the caption “Proposal One: Election of Class 3 Directors—Other Current Directors.” Our board of directors elects our officers annually, and officers serve until they resign or we or the board terminate their position. There are no family relationships among any of our directors, nominees for director and executive officers.

GLENN P. SBLENDORIO
Age: 50

Glenn P. Sblendorio has been our Chief Financial Officer and Executive Vice President since March 2006. Prior to joining the Company, Mr. Sblendorio was Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as our Senior Vice President of Business Development. From 1998 to July 2000, Mr. Sblendorio was the Chief Executive Officer and Managing Director of MPM Capital Advisors, LLC, an investment bank specializing in healthcare related transactions. Mr. Sblendorio’s pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including Chief Financial Officer of Roche Molecular Systems and Head of Finance-Controller for Amgen/Roche Europe. Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University.

CATHARINE NEWBERRY
Age: 55

Catharine Newberry has been our Senior Vice President Human Resources and Chief Human Strategy Officer since February 2006. Prior to joining us, she held various positions with sanofi-aventis, including Deputy Vice President People Development during 2005, HR Integration Officer from July 2004 to December 2004, and Vice President Human Resources Strategy from 2003 to July 2004. She came to the pharma group after fourteen years with the vaccine business of sanofi pasteur, where she held the positions of Senior Vice President Human Resources from August 1998 to 2002, Vice President Executive Compensation and Development from 1997 to July 1998, and Vice President Human Resources for the US business unit from 1989 to 1996. Her career in pharmaceuticals began at SmithKline Beckman, where she held a variety of positions from 1980 to 1989. Catharine holds a BA in History from Swarthmore College, and a MS in Human Resources Development from American University/NTL.

PAUL M. ANTINORI
Age: 52

Paul M. Antinori has been our General Counsel since May 2002 and has been a Vice President since August 2004. From March 1998 to April 2002, Mr. Antinori was General Counsel and a consultant to Physician Computer Network, Inc., a healthcare information technology company. Prior to March 1998, Mr. Antinori was a partner at Gibbons, Del Deo, Dolan, Griffinger & Vecchione in Newark, New Jersey. Mr. Antinori received his B.A. from Boston College and his J.D. from the University of Virginia School of Law.

Compensation of Our Executive Officers

Summary Compensation

The following table presents summary information for the years ended December 31, 2005, 2004 and 2003, for our chief executive officer and our four other executive officers who were serving as of December 31, 2005. We refer to these five individuals collectively as our named executive officers. Neither Ms. Newberry nor Mr. Sblendorio is included as one of our named executive officers in the table below as Ms. Newberry joined us in February 2006 and Mr. Sblendorio joined us in March 2006. Compensation for each of Ms. Newberry and Mr. Sblendorio is described under “Employment Agreements.”

Summary Compensation Table

				Long-Term
				Compensation
				Awards
				Securities	Grant Date
		Annual Compensation(1)		Underlying	Present	All Other	Total
Name And Position	Year	Salary	Bonus	Options (#)	Value(3)	Compensation(2)	Compensation
Clive A. Meanwell(4)	2005	$425,000	$200,000	150,000	$1,144,500	$1,170	$1,770,670
Chief Executive	2004	$400,000	$180,000	100,000	$1,382,460	$1,170	$1,963,638
Officer	2003	$325,000	$250,000	125,000	$1,834,200	$1,065	$2,410,265
John P. Kelley(5)	2005	$315,000	$120,000	262,500	$1,680,236	$1,601	$2,116,837
President and Chief	2004	$26,250	$20,000	225,000	$2,803,039	$133	$2,849,422
Operating Officer
Steven H. Koehler(6)	2005	$294,479	$100,000	50,000	$381,500	$2,712	$778,692
Former Senior Vice	2004	$260,417	$103,400	77,000	$1,064,494	$1,288	$1,429,599
President and Chief	2003	$222,500	$100,000	50,000	$733,680	$1,083	$1,057,263
Financial Officer
John D. Richards(7)	2005	$198,163	$60,996	20,000	$152,600	$607	$412,366
Former Vice President	2004	$176,800	$64,076	18,500	$255,755	$547	$497,178
	2003	$170,000	$105,000	50,000	$728,441	$532	$1,003,973
Paul M. Antinori	2005	$225,063	$80,000	42,500	$288,426	$1,073	$594,562
Vice President and	2004	$186,396	$73,320	59,500	$755,787	$885	$1,016,388
General Counsel	2003	$175,000	$48,000	6,000	$87,413	$828	$311,241

(1)          The aggregate amount of perquisites for each named executive officer did not exceed the lesser of $50,000 or 10% of the executive’s total salary and bonus for the respective fiscal years and have been omitted in accordance with SEC rules.

(2)          The dollar amount in the “All Other Compensation” column represents life insurance premium payments made by us on behalf of the named executive officer for his benefit.

(3)          The grant date present values of the options granted to the named executive officers in 2005 were derived using the Black-Scholes option pricing model used by us to value our option grants in connection with the preparation of our financial statements. A description of our method of valuation is contained in note 2 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005.

(4)          Clive Meanwell served as our Executive Chairman from September 2001 to August 2004. In August 2004, he became our Chief Executive Officer.

(5)          John Kelley became our President and Chief Operating Officer in December 2004, at which time he received a one-time “sign-on” bonus in the amount of $20,000.

(6)          Steve Koehler resigned as Senior Vice President and Chief Financial Officer in March 2006.

(7)          John Richards resigned as Vice President in February 2006.

Option Grants in 2005

The following table summarizes information regarding options granted to each of the named executive officers during the year ended December 31, 2005. With the exception of an option grant made to each of John Kelley and Paul Antinori described in the footnote 2 to the following table, options granted in 2005 to the named executive officers become exercisable in 48 equal monthly installments, commencing one month after the vesting commencement date, which is typically the grant date. All options were granted with an exercise price equal to the closing price per share of our common stock on the NASDAQ National Market on the date of grant.

Amounts in the following table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent an estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the following table may not be achieved.

Option Grants in Last Fiscal Year

	Individual Grants(1)
	Number Of Securities Underlying Options		Percent of Options Granted to Employees	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted		in 2005	Per Share	Date	5%	10%
Clive A. Meanwell	150,000		5.2%	$18.27	11/30/15	$1,723,486	$4,367651
John P. Kelley	150,000		5.20%	$18.27	11/30/15	$1,723,486	$4,367,651
	112,500	(2)	3.9%	$18.27	11/30/15	$1,292,614	$3,275,738
Steven H. Koehler	50,000		1.7%	$18.27	11/30/15	$574,495	$1,455,834
John D. Richards	20,000		0.7%	$18.27	11/30/15	$229,798	$582,353
Paul M. Antinori	30,000		1.0%	$18.27	11/30/15	$344,697	$873,530
	12,500	(2)	0.4%	$18.27	11/30/15	$143,624	$363,971

(1)          The percentage of total options granted to employees in 2005 is calculated based on options granted to employees under our 1998 stock incentive plan, 2001 non-officer, non-director employee stock incentive plan and 2004 plan.

(2)          This option was vested and fully exercisable at the grant date but is subject to the terms of a lock-up agreement between the option holder and us under which the option holder has agreed not to sell, transfer, pledge or otherwise dispose of the shares underlying the option, except as set forth in the lock-up agreement. The lock-up will expire with respect to one-forty eighth (1/48) of the original number of shares underlying the option on the 30th day of each calendar month, beginning on December 30, 2005. In addition, the lock up will expire if option holder ceases to be employed by us for any reason or upon consummation of a “change of control event” as defined in our 2004 plan.

Option Exercises in 2005 and Option Values at December 31, 2005

The following table sets forth information regarding options exercised by the named executive officers during the fiscal year ended December 31, 2005 and exercisable and unexercisable stock options held as of December 31, 2005 by each of the named executive officers.

Amounts shown under the column “Value Realized” represent the difference between the option exercise price and the closing sale price of our common stock on the date of exercise. Amounts shown under the column “Value of Unexercised In-the-Money Options at December 31, 2005” have been calculated based on the closing sale price of our common stock on the NASDAQ National Market on December 30, 2005 of $17.45 per share, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired On	Value	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Clive A. Meanwell	23,000	$552,199	632,375	177,625	$3,290,408	$59,963
John P. Kelley	—	—	340,625	146,875	$0	$0
Steven H. Koehler	10,000	$154,244	333,042	73,958	$848,650	$82,250
John D. Richards	10,000	$95,766	99,209	25,833	$36,167	$12,188
Paul M. Antinori	—	—	119,667	36,583	$325,544	$47,231

Employment Agreements

Severance Agreements

In December 2005, we entered into severance agreements with twelve of our senior officers, including our named executive officers, in order to induce each of these officers to maintain his or her continued commitment to us.

The agreements generally provide for severance pay, reimbursement of health care premiums and accelerated stock option vesting in the event that (i) we terminate the officer’s employment without cause, as defined in the agreements, or (ii) the officer terminates his or her employment for good reason, as defined in the agreements. If an officer’s employment is terminated for cause, no benefits are provided to the officer under the agreements.

The agreements provide as follows:

•       Termination prior to a change in control.   If we terminate the employment of the officer without cause, or if the officer resigns for good reason, before a change in control event , as defined in the agreements, he or she would be entitled to severance pay equal to one year of annual base salary, paid in a lump sum, one year of health care premium reimbursement (or reimbursement for a shorter period if the officer commences employment with a new employer before the end of the one-year period), and one year of accelerated option vesting. In the case of either Clive Meanwell or John Kelley under these circumstances, he would be entitled to severance pay equal to two years of annual base salary, paid in a lump sum, one year of health care premium reimbursement (or reimbursement for a shorter period if the officer commences employment with a new employer before the end of the one-year period) and two years of accelerated option vesting.

If the officer resigns as the result of a material reduction in base salary prior to a change in control event, the periods on which the severance pay and accelerated option vesting are based, as described above, would be reduced by 50%. The health care premium reimbursement period would not be reduced.

•       Termination after a change in control.   If we terminate the employment of the officer without cause, or if the officer resigns for good reason, during the one year period following a change in control event, then in addition to the severance pay, health care premium reimbursement and accelerated option vesting described above, the officer would receive an amount equal to 40% of his or her current annual base salary.  In the case of either Clive Meanwell or John Kelley under these circumstances, he would receive an amount equal to two times 50% of his then current annual base salary.

•       In order to receive any of these benefits, the officer must deliver a general release in favor of us.

Employment Agreements

Clive Meanwell serves as our Chief Executive Officer pursuant to the terms of an employment agreement dated September 5, 1996. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal at least 90 days prior to the expiration of the then-current term. Pursuant to the terms of the agreement, Dr. Meanwell’s annual compensation is determined by our board of directors.  Dr. Meanwell has agreed not to compete with us during the term of his employment and for a period of one year after his termination, unless such termination is at our election or at the election of Dr. Meanwell for good reason, as defined in the agreement.

John Kelley serves as our Chief Operating Officer and President pursuant to the terms of a letter agreement dated December 1, 2004. Mr. Kelley’s employment is “at will” and his annual compensation is determined by our board of directors. Mr. Kelley is eligible to receive, at the discretion of our board of directors, an annual bonus targeted to be 50 percent of his annual base salary, subject to meeting company and personal performance goals.

Until his resignation in February 2006, John Richards served as one of our Vice Presidents pursuant to the terms of an employment agreement dated October 16, 1997. Under the terms of his employment agreement, he agreed not to compete with us for a period of one year after his resignation.

Glenn Sblendorio serves as our Executive Vice President and Chief Financial Officer pursuant to the terms of a letter agreement dated March 3, 2006.  Mr. Sblendorio’s employment is “at will” and his annual compensation is determined by our board of directors. Mr. Sblendorio’s initial salary is $330,000 and he is eligible to receive, at the discretion of our board of directors, an annual bonus targeted to be 40 percent of his annual base salary, subject to meeting company and personal performance goals.

Catharine Newberry serves as our Senior Vice President for Human Strategy pursuant to the terms of of a letter agreement dated December 30, 2005. Ms. Newberry’s employment is “at will”  and her annual compensation is determined by our board of directors. Ms. Newberry’s initial salary is $272,500 and she is eligible to receive, at the discretion of our board of directors, an annual bonus targeted to be 40 percent of her annual base salary, subject to meeting company and personal performance goals.

Report of the Compensation Committee on Executive Compensation

The compensation committee of the board of directors is responsible for reviewing and establishing compensation policies and practices with respect to The Medicines Company’s executive officers, including the named executive officers, and setting the compensation levels for these individuals. The compensation committee also reviews and approves corporate goals and objectives relevant to compensation levels, administers The Medicines Company’s stock plans, grants stock options to The Medicines Company’s employees, including the named executive officers, and reviews and makes recommendations to the board with respect to management succession planning.

Compensation Philosophy

The compensation committee seeks to achieve three broad goals in connection with The Medicines Company’s executive compensation programs and decisions regarding individual compensation. First, the compensation committee structures executive compensation programs in a manner that the committee believes will enable The Medicines Company to attract, motivate and retain executives who are capable of leading The Medicines Company in achieving its business objectives. Second, the compensation committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of The Medicines Company as a whole and/or the individual executive’s particular business unit. By tying compensation in part to particular goals, the compensation committee believes that a performance-oriented environment is created for The Medicines Company’s executives. Finally, The Medicines Company’s executive compensation programs are intended to provide executives with an equity interest in The Medicines Company so as to link a portion of executives’ compensation with the performance of The Medicines Company’s common stock.

The compensation programs for The Medicines Company’s executives established by the compensation committee consist of three elements based upon the goals described above: base salary, annual cash bonus and stock options granted under our 1998 stock incentive plan or 2004 plan. On an annual basis, the committee establishes an annual base salary for each executive and, when appropriate, awards cash bonuses and stock options to executives as a way to reward good performance and to incentivize continued improvement in performance.

Compensation in 2005

The compensation committee engaged an employment compensation consulting firm to provide advice with respect to the compensation of The Medicines Company’s executive officers and other employees. The consultants analyzed the compensation levels of executive officers of a peer group of companies for the most recently completed fiscal years, and then provided and discussed statistical information with the compensation committee. The compensation committee considered this information, together with each executive officer’s experience and particular skills, in reviewing executive compensation and, in particular, establishing initial salaries for 2005, salary increases in May 2005 and bonuses payable for 2005 and in order to advance the compensation committee’s philosophy of compensating The Medicines Company’s executive officers at competitive levels.

The compensation committee also reviewed business objectives of The Medicines Company for 2005, assessed overall performance of The Medicines Company with respect to those business objectives and considered the performance of individual executives relative to individualized objectives. In particular, in considering the three elements of compensation as a whole, the compensation committee focused on:

•       financial performance of The Medicines Company, including revenue and earnings per share;

•       operating performance of The Medicines Company, including the level of increased use of Angiomax by existing hospital customers, as well as penetration to new hospitals;

•       achievements with respect to development milestones, business development activities, commercialization goals;

•       challenges of managing a company experiencing rapid growth;

•       company size and complexity; and

•       stock price performance.

Base Salary.   The initial base salaries of The Medicines Company’s executive officers with employment agreements are established in those employment agreements. Subject to these initial salaries, salary levels of these executives are reviewed and normally adjusted annually. Base salaries of The Medicines Company’s executive officers without employment agreements are also reviewed and normally adjusted annually. In establishing base salaries for executive officers for 2005, the compensation committee provided for a performance-based salary adjustment effective as of January 1 and a benchmark-based salary adjustment effective as of May 1. In establishing the performance-based adjustment, the compensation committee considered the executive’s performance, The Medicines Company’s financial and operating performance in 2004 and, to the extent applicable, the general economic conditions. The compensation committee also considered the recommendations of the Chief Executive Officer as to the compensation of the other executive officers, the historic salary levels of the individual and the nature of the individual’s responsibilities, and compared the individual’s base salary with those of The Medicines Company’s other executives. In establishing the benchmark-based adjustment, the compensation committee considered the compensation of executive officers that had comparable qualifications, experience and responsibilities at companies in similar businesses of comparable size and success, including information provided by consultants engaged by the compensation committee.

Cash Bonuses.   Cash bonuses for 2005 were awarded based on the formula established in The Medicines Company’s Annual Incentive Plan 2005. Under the incentive plan, cash bonuses are awarded based upon a combination of the achievement of specified company and/or business unit performance objectives and individual performance goals. An executive is awarded up to 60% of his or her bonus based upon achievement of corporate performance goals and up to 40% of his or her bonus based upon achievement of individual performance goals. Together with The Medicines Company’s management committee, the compensation committee established corporate performance goals for 2005 which included revenue targets, regulatory submissions and clinical milestones.

In measuring The Medicines Company’s achievement of its corporate performance goals, the compensation committee acknowledged that the failure to fully meet several of the goals was, to some degree, beyond the control of the executives. For example, the compensation committee recognized that the decision to halt the clevidipine clinical trial in March 2005 after an interim review of clinical data was a difficult, yet necessary decision. The compensation committee believes that it is critical for employees to always put the safety of patients first and wished to recognize the conduct of The Medicines Company’s executives and key managers in acting without hesitation to halt the clevidipine trial until further data review could be performed. Accordingly, the compensation committee awarded full credit for this corporate performance goal even though a new drug application for clevidipine was not filed by the end of 2005 as required under the stated performance goal. The compensation committee awarded the executives and other employees 35% out of a possible 60% of his or her bonus for achievement of corporate performance goals. The total amount of the bonus paid, if any, varied among the executive officers and key managers depending on each individual’s bonus target and his or her success in achieving individual performance goals. Each bonus was paid in 2006.

Equity-Based Compensation.   Stock option grants in 2005 were designed to link the overall compensation of an executive officer receiving such awards with his performance, in light of all other current and past compensation received by such executive officer, including the number and price of options held by the executive officer. Such grants also serve as a means for The Medicines Company to retain the services of these individuals. In November 2005, the compensation committee granted options to our then serving named executive officers based on these criteria. In addition, the compensation committee also awarded additional fully-vested stock option grants to certain officers in order to further incentivize these officers to continue improvement in performance. In doing so, the committee recognized that several of the executive officers and key managers only had stock options with exercise prices above the then current market price of The Medicines Company’s common stock. The vesting of these additional grants was accelerated primarily to minimize certain future compensation expense that The Medicines Company would otherwise recognize in its consolidated statements of operations with respect to these options pursuant to Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, which became effective as to the Company for reporting periods beginning after December 31, 2005.

Acceleration of Options.   In December 2005, upon recommendation of the compensation committee, the board of directors approved full acceleration of the vesting of each otherwise unvested stock option (i) with an exercise price per share equal to or greater than $20.50, (ii) granted under The Medicines Company’s stock incentive plans and (iii) held by employees, officers and non-employee directors. The acceleration of vesting became effective as of December 23, 2005 and affected options to purchase 2,812,215 shares of The Medicines Company’s common stock, including options to purchase approximately 1,153,317 shares held by officers at or above the level of vice president (including executive officers) and 134,130 shares held by non-employee directors. The decision to accelerate vesting of these out-of the-money options was made primarily to minimize certain future compensation expense that the Company would otherwise recognize in its consolidated statement of operations with respect to these options pursuant to Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, which became effective as to The Medicines Company for reporting periods beginning after December 31, 2005. The Medicines Company expected that the aggregate future expense that would be eliminated as a result of the acceleration of the vesting of these options was approximately $22.2 million, which would otherwise have been recognized over the respective vesting periods of the individual options.

CEO Compensation.   The compensation committee established compensation levels for 2005 for Clive Meanwell using the same principles applied to all of the executives of The Medicines Company. For 2005, the compensation committee established an annual base salary of $425,000 for Dr. Meanwell, which was established based upon The Medicines Company’s significant accomplishments during 2004, including revenue growth of 69%, The Medicines Company’s first full year of profitability and progress in several late-stage clinical trials.

In November 2005, Dr. Meanwell was awarded a grant of stock options to purchase 150,000 shares of common stock, based on The Medicines Company’s overall performance during 2005 and his contribution to that performance. The compensation committee also weighed Dr. Meanwell’s increase in duties and responsibilities following the resignation of David Stack, The Medicines Company’s former Chief Executive Officer and President  in 2004. In January 2006, Dr. Meanwell was awarded a cash bonus of $200,000 based on The Medicines Company’s overall performance during 2005 and his contribution to that performance.

In January 2006, the compensation committee also established the base salary for 2006 for executive officers, including Clive Meanwell and John Kelley. In reviewing the base salaries for 2006, the compensation committee agreed that base salary is a function of providing adequate compensation for the responsibilities of the respective positions and any increase to base salary is based upon individual performance as well as competitive data. Most of The Medicines Company’s senior executives were within the range of the 50th percentile of comparable companies with the exception of Dr. Meanwell and Mr. Kelley. The committee agreed to recommend base salary increases for both Dr. Meanwell and Mr. Kelley to bring them to the 50th percentile of comparable companies. For 2006, the compensation committee established annual base salaries of $516,000 for Dr. Meanwell and $400,000 for Mr. Kelley.

Management Severance Agreements.   In December 2005, the board of directors approved the entry by The Medicines Company into severance agreements with twelve of its senior officers (including its executive officers). The Medicines Company entered into these agreements in order to induce each of these officers to maintain his or her continued commitment to the Company.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to The Medicines Company’s executive officers through option issuances under The Medicines Company’s plans in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under The Medicines Company’s plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the best interests of the company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

By the Compensation Committee of the Board of Directors

Robert G. Savage (Chair)
Armin M. Kessler
Elizabeth H.S. Wyatt

Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related-Party Transactions

Armin Kessler and Robert Savage served on the compensation committee throughout 2005. Elizabeth Wyatt served on the compensation committee beginning when she joined the board in March 2005. James Thomas, a former director, served on the compensation committee in 2005 until his resignation in February 2005. In December 2004, we entered into a consulting agreement with Strategic Imagery LLC, a consulting company owned by Robert Savage. Under the terms of the consulting agreement, Mr. Savage agreed to provide consulting services to us from time to time on organizational development and senior management coaching. The initial term of the consulting agreement was one year and terminated upon its terms in December 2005. During 2005, we paid Strategic Imagery LLC an aggregate of $51,802 pursuant to the consulting agreement.

None of Messrs. Kessler, Savage or Thomas or Ms. Wyatt has ever been an officer or employee of our company. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as one of our directors or as a member of our compensation committee.

OTHER INFORMATION

Principal Stockholders

The following table presents information we know regarding the beneficial ownership of our common stock as of January 31, 2006 for each person, entity or group of affiliated persons whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our directors and named executive officers, individually, and our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options to purchase shares of common stock that are exercisable within 60 days of January 31, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 49,738,783 shares of common stock outstanding as of January 31, 2006.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The Medicines Company, 8 Campus Drive, Parsippany, New Jersey 07054.

Beneficial Owner:	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Wellington Management Company, LLP(1)	6,903,240	13.9%
Sectoral Asset Management, Inc.(2)	4,303,315	8.7%
BB Biotech AG(3)	3,925,000	7.9%
T. Rowe Price Associates, Inc.(4)	3,806,140	7.7%
Franklin Resources, Inc.(5)	3,195,180	6.4%
Adage Capital Partners(6)	3,175,600	6.4%
Barclays Global Investors, N.A.(7)	2,688,386	5.4%
Clive A. Meanwell(8)	1,246,611	2.5%
John Kelley(9)	350,000	*
Steven H. Koehler(10)	354,673	*
John D. Richards(11)	107,767	*
Paul M. Antinori(12)	126,131	*
William W. Crouse(13)	54,583	*
Robert J. Hugin(14)	54,583	*
T. Scott Johnson(15)	103,971	*
Armin M. Kessler(16)	137,373	*
Robert G. Savage(17)	54,583	*
Melvin K. Spigelman(18)	20,000	*
Elizabeth H.S. Wyatt(19)	35,000	*
All directors and executive officers as a group (12 persons)(20)	2,645,275	5.1

*                    Represents beneficial ownership of less than 1%.

(1)          Includes shares owned by various investors for which Wellington Management Company, LLP serves as investment advisor with shared power to direct investments and/or to vote the shares. The shares were acquired by Wellington Trust Company, NA, a wholly owned subsidiary of Wellington Management Company, LLP. The address of Wellington Trust Company, NA and Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. This information is based on a Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 14, 2006.

(2)          Consists of shares for which Sectoral Asset Management, Inc. has or shares dispositive power and/or voting power in its capacity as an investment adviser. Jérôme G. Pfund and Michael L. Sjöström are the sole shareholders of Sectoral Asset Management, Inc. Jérôme G. Pfund, Michael L. Sjöström and Sectoral Asset Management, Inc. disclaim beneficial ownership of shares owned by Sectoral Asset Management, Inc. The address of Sectoral Asset Management is 2120-1000 Sherbrooke St., West Montreal PQ H3A 3G4 Canada. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2006.

(3)          Consists of shares owned directly by BB Biotech AG with respect to which BB Biotech AG, and Biotech Target N.V. share voting and dispositive power. Biotech Target N.V. is a wholly owned subsidiary of BB Biotech AG. The address of Biotech Target N.V. is De Ruyterkade 62, Willemstad, Curacao, Netherlands Antilles. This information is based on a Schedule 13G/A filed by BB Biotech AG on behalf of Biotech Target N.V. with the SEC on February 14, 2006.

(4)          Includes shares owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such shares; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. This information is based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 11, 2005.

(5)          Includes shares owned by various open or closed-end investment companies or other managed accounts for which direct and indirect subsidiaries of Franklin Resources, Inc., including Franklin Advisers, Inc. and Franklin Templeton Portfolio Advisors, Inc., serve as investment advisors with sole power to direct the investments and/or vote the shares. Charles B. Johnson and Rupert H. Johnson each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Franklin Resources, Inc., Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., Charles B. Johnson and Rupert H. Johnson may be deemed to be the beneficial owner of such shares; however, Franklin Resources, Inc., Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., Charles B. Johnson and Rupert H. Johnson expressly disclaim beneficial ownership of shares owned by affiliates of Franklin Resources, Inc. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403. This information is based on a Schedule 13G/A filed with the SEC on February 7, 2006.

(6)          Consists of shares owned directly by Adage Capital Partners, L.P with respect to which Adage Capital Partners GP, L.L.C. and Adage Capital Advisors, L.L.C. share voting and dispositive power. Adage Capital Partners GP, L.L.C. is the general partner of Adage Capital Partners, L.P. and Adage Capital Partners GP, L.L.C., as managing member of Adage Capital Partners GP, L.L.C., directs Adage Capital Partners GP, L.L.C.’s operations. Robert Atchinson and Phillip Gross, as managing members of Adage Capital Partners, L.P., have shared power to vote the common stock owned by Adage Capital Partners, L.P. The address of Adage Capital Partners GP, L.L.C., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116. This information is based on a Schedule 13 G/A filed with the SEC on February 14, 2006.

(7)          Includes shares held by Barclays Global Investors, N.A. in trust accounts for the economic benefit of the beneficiaries of those accounts and for which Barclays Global Investors, N.A. has sole dispositive and voting power. The address of Barclays Global Investors, N.A. is 45 Freemont Street, San

Francisco, CA 94105. This information is based on a Schedule 13G filed with the SEC on February 14, 2006.

(8)          Includes options to purchase 649,438 shares. Includes 550,923 shares subject to pre-paid variable forward sales contracts, pursuant to which Clive Meanwell pledged a total of 550,923 shares to secure future obligations to deliver a maximum of 350,000 shares in February 2006, 100,000 shares in August 2006 and 100,923 shares in February 2007.

(9)          Includes options to purchase 350,000 shares.

(10)   Includes options to purchase 354,673 shares. Steve Koehler resigned as Senior Vice President and General Counsel on March 17, 2006.

(11)   Includes options to purchase 100,667 shares. John Richards resigned as Vice President on February 13, 2006.

(12)   Includes options to purchase 125,167 shares.

(13)   Consists of options to purchase 54,583 shares.

(14)   Consists of options to purchase 54,583 shares.

(15)   Includes 5,000 shares held by Dr. Johnson as trustee and options to purchase 54,688 shares held by Dr. Johnson.

(16)   Includes 3,000 shares held by Mr. Kessler’s wife and options to purchase 54,688 shares held by Mr. Kessler.

(17)   Consists of options to purchase 54,583 shares.

(18)   Consists of options to purchase 20,000 shares.

(19)   Consists of options to purchase 35,000 shares.

(20)   Includes 550,923 shares subject to Clive Meanwell’s variable forward sales contracts described above.

Comparative Stock Performance

The following graph compares the cumulative total stockholder return on our common stock for the period from December 31, 2000 through December 31, 2005 with the cumulative total return on The NASDAQ Stock Market (U.S.) Index and The NASDAQ Biotechnology Stocks Total Return Index. The comparison assumes $100.00 was invested on December 31, 2000 in our common stock and on December 31, 2000 in each of the above indices, and assumes reinvestment of dividends.

COMPARISION OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG MEDICINES COMPANY (THE), THE NASDAQ STOCK MARKET (U.S.) INDEX,
ADN THE NASDAQ BIOTECHNOLOGY INDEX

*                    $100 invested on 12/31/00 in stock or index-including reinvestment of dividends.
Fical year ending December 31.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
MEDICINES COMPANY (THE)	100.00	56.54	78.15	143.71	140.49	85.12
NASDAQ STOCK MARKET (U.S.)	100.00	79.08	55.95	83.35	90.64	92.73
NASDAQ BIOTECHNOLOGY	100.00	80.72	44.83	62.82	65.43	83.51

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that during 2005, the reporting persons complied with all Section 16(a) filing requirements.

Householding of Annual Meeting Materials

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: The Medicines Company, 8 Campus Drive, Parsippany, New Jersey 07054, Attention: Investor Relations, (973) 656-1616. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Our board hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally after delivery of written revocation of their proxy to the corporate secretary.

By order of the Board of Directors,

Paul M. Antinori
Secretary

April 21, 2006

THE MEDICINES COMPANY

Proxy for the Annual Meeting of Stockholders To Be Held May 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) Clive A. Meanwell, John P. Kelley and Glenn P. Sblendorio (the “proxy holders”), and each of them, attorneys of the undersigned, with power of substitution in them and each of them, for and in the name(s) of the undersigned to (1) attend the Annual Meeting of Stockholders (the “Meeting”) of The Medicines Company (the “Company”) to be held at the principal executive offices of the Company, 8 Campus Drive, Parsippany, New Jersey 07054, at 10:00 a.m. (local time), on Thursday, May 25, 2006, and any adjourned sessions thereof, and (2) vote and otherwise act upon the following matters in respect of all shares of common stock of the Company that the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. Each of the following matters is proposed by the Company, and none of the matters is related to or conditioned on the approval of the other matters.

In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

SEE REVERSE CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE SEE REVERSE
SIDE	SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

☐

Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR all director nominees.

1.	Elect three class 3 directors for
terms to expire at the 2009
	annual meeting of stockholders.	FOR all nominees listed	WITHHOLD AUTHORITY
		(except as indicated	to vote for all
	Nominees:	to the contrary below)	nominees listed

01 Armin M. Kessler
02 Robert G. Savage		☐	☐
03 Melvin K. Spigelman

(Instructions: To withhold authority to vote for one or more individual nominees, write the name(s) of the nominee(s) on the line provided below.)

The Board of Directors recommends a vote FOR proposals two, three and four.

2.	Ratify the appointment of Ernst &	FOR	AGAINST	ABSTAIN
Young LLP as the Company’s
	independent registered public	☐	☐	☐
accounting firm for the year ending
December 31, 2006.
3.	Approve the amendment to the	FOR	AGAINST	ABSTAIN
Company’s 2004 stock incentive plan to
	increase the number of shares of	☐	☐	☐
common stock authorized for issuance
under the plan from 4,400,000 to
8,800,000.
4.	Approve the amendment to the	FOR	AGAINST	ABSTAIN
Company’s 2000 Employee Stock
	Purchase Plan to increase the number of	☐	☐	☐
shares of common stock authorized for
issuance under the plan from 255,500 to
505,500.
MARK HERE IF YOU
PLAN TO ATTEND THE
		MEETING		☐

If this proxy is properly executed, the shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any of the director nominees or proposals specified above, this proxy will be voted “FOR” such director nominee or proposal.

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature	Signature	Date

Note: The signature(s) on this proxy should correspond exactly with the stockholder’s name as printed above and to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. When signing as attorney, executor, administrator, trustee, guardian, authorized officer or other fiduciary, please give your full title as such.

FOLD AND DETACH HERE

Appendix A

THE MEDICINES COMPANY

2004 STOCK INCENTIVE PLAN

1.                                       Purpose

The purpose of this 2004 Stock Incentive Plan (the “Plan”) of The Medicines Company, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.                                       Eligibility

All of the Company’s employees, officers and directors (including persons who have entered into an agreement with the Company under which they will be employed by the Company in the future), as well as all of the Company’s consultants and advisors that are natural persons, are eligible to be granted options, restricted stock awards, stock appreciation rights or other stock-based awards (each, an “Award”) under the Plan. Each person who has been granted an Award under the Plan shall be deemed a “Participant”.

3.                                       Administration and Delegation

(a)                                  Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)                                 Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

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(c)                                  Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.                                       Stock Available for Awards

(a)                                  Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 4,400,000 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”); provided, however, that, notwithstanding the foregoing, no more than 400,000 shares of Common Stock may be issued pursuant to Restricted Stock Awards or Other Stock Unit Awards (as such terms are defined below). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)                                 Per-Participant Limit. Subject to adjustment under Section 9, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 500,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code (“Section 162(m)”).

5.                                       Stock Options

(a)                                  General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b)                                 Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of The Medicines Company, any of The Medicines Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the

2

Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c)                                  Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however, that the exercise price shall be not less than 100% of the fair market value as determined by (or in a manner approved by) the Board at the time the Option is granted.

(d)                                 Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of 10 years.

(e)                                  Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f)                                    Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)                                  in cash or by check, payable to the order of the Company;

(2)                                  except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to promptly pay to the Company the exercise price and any required tax withholding;

(3)                                  when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant at least six months prior to such delivery and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)                                  to the extent permitted by applicable law and by the Board, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5)                                  by any combination of the above permitted forms of payment.

(g)                                 Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by

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such entity or an affiliate thereof prior to such merger, consolidation or acquisition. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

(h)                                 No Repricing. Without prior stockholder approval, the Company may not engage in any repricing with respect to any Option or Options which requires stockholder approval under the rules of the Nasdaq National Market or the principal market on which the Company’s Common Stock is then traded.

(i)                                     No Reload Rights. No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

6.                                       Stock Appreciation Rights

(a)                                  Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the holder on exercise to receive an amount in cash or Common Stock or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (an “SAR Award”). A Stock Appreciation Right may be based solely on appreciation in the fair market value of Common Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board in the SAR Award.

(b)                                 Grants. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

(1)                                  Rules Applicable to Tandem Awards. When Stock Appreciation Rights are expressly granted in tandem with Options, the Stock Appreciation Right will be exercisable only at such time or times, and on such conditions, as the Board may specify in the SAR Award or the related Options.

(2)                                  Exercise of Independent Stock Appreciation Rights. A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c)                                  Exercise. Any exercise of a Stock Appreciation Right must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Board.

7.                                       Restricted Stock.

(a)                                  Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable

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Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b)                                 Terms and Conditions. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(c)                                  Limitation on Vesting. Restricted Stock Awards shall not vest earlier than the first anniversary of the date of grant. Notwithstanding any other provision of this Plan, the Board may, in its discretion, either at the time a Restricted Stock Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify any part or all of the restrictions applicable to the Restricted Stock Award, provided that the Board may only exercise such rights in extraordinary circumstances which shall include, without limitation, death or disability of the Participant; a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company; or any other nonrecurring significant event affecting the Company, a Participant or the Plan.

(d)                                 Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

8.                                       Other Stock-Based Awards.

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto. At the time any Award is granted, the Board may provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant’s right to future delivery of the Common Stock.

9.                                       Adjustments for Changes in Common Stock and Certain Other Events.

(a)                                  Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or

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other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the limits on Awards set forth in Section 4(a) and the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award and (v) the share- and per-share-related provisions of each outstanding Stock Appreciation Right and Other Stock Unit Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b)                                 Reorganization and Change in Control Events

(1)                                  Definitions

(a)                                  A “Reorganization Event” shall mean:

(i)                                     any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property;

(ii)                                  any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or

(iii)                               any liquidation or dissolution of the Company.

(b)                                 A “Change in Control Event” shall mean:

(i)                                     any sale or transfer of all or substantially all of the assets of the Company to another corporation or entity, any merger, consolidation or reorganization of the Company into or with another corporation or entity, with the result that, upon conclusion of the transaction, the voting securities of the Company immediately prior thereto do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity of such consolidation, merger or reorganization; or

(ii)                                  a disclosure that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than (A) the Company or (B) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, becomes the beneficial owner as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation thereto under the Exchange

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Act) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Company; or

(iii)                               such time as individuals who as of the date of the initial adoption of this Plan constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (i) or (ii) of this section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; or

(iv)                              the liquidation or dissolution of the Company.

(c)                                  “Cause” shall mean (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company (or, if applicable, a successor corporation to the Company); (iii) willful and material breach of the Company’s policies (or, if applicable, a successor corporation to the Company); (iv) intentional and material damage to the Company’s property (or, if applicable, a successor corporation to the Company); or (v) material breach of the Participant’s confidentiality obligations or duties under the Participant’s non-disclosure, non-competition or other similar agreement with the Company (or, if applicable, a successor corporation to the Company).

(d)                                 “Termination Event” shall mean the termination of the Participant’s employment (i) by the Company or the acquiring or succeeding corporation without Cause; (ii) as a result of Participant’s death or disability (within the meaning of Section 22(4)(3) of the Code); or (iii) by the Participant upon written notice given promptly after the Company’s or the acquiring or succeeding corporation’s taking of any of the following actions, which actions shall not have been cured within a 30-day period following such notice: (A) the principal place of the performance of the Participant’s responsibilities (the “Principal Location”) is changed to a location outside of a 30 mile radius from the Principal Location immediately prior to the Reorganization Event; (B) there is a material reduction in the Participant’s responsibilities without Cause; (C) there is a material reduction in the Participant’s salary; or (D) there is a significant diminution in the scope of the Participant’s responsibilities

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without the Participant’s agreement (excluding increases in responsibility and sideways moves to jobs with similar descriptions).

(2)                                  Effect on Options

(a)                                  Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, such assumed or substituted options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, a Termination Event occurs. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event includes but does not solely consist of common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, (i) if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised

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Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event, and (ii) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), the Board shall either (A) upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event or (B) provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (y) the aggregate exercise price of such Options.

(b)                                 Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, each such Option shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, a Termination Event occurs.

(3)                                  Effect on Restricted Stock Awards

(a)                                  Reorganization Event that is not a Change in Control Event. Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

(b)                                 Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided

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to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, each such Restricted Stock Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, a Termination Event occurs.

(4)                                  Effect on Stock Appreciation Rights and Other Stock Unit Awards

The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any SAR and Other Stock Unit Award.

10.                                 General Provisions Applicable to Awards

(a)                                  Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Option intended to be an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. Notwithstanding the foregoing, a Participant may transfer any Award by means of a gift to a family member (as such term is defined in General Instruction A to Form S-8, as may be amended from time to time) of such Participant, provided that prior written notice of such gift is provided to the Company.

(b)                                 Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)                                  Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)                                 Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e)                                  Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Awards to such Participant pursuant to such rules and procedures as the Company may adopt. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained

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from the Award creating the tax obligation, valued at their fair market value as determined by (or in a manner approved by) the Board; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f)                                    Amendment of Award. Except as prohibited by Section 5(h), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g)                                 Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)                                 Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i)                                     Deferrals. The Board may permit Participants to defer receipt of any Common Stock issuable upon exercise of an Option or upon the lapse of any restriction applicable to any Restricted Stock Award, subject to such rules and procedures as it may establish.

11.                                 Miscellaneous

(a)                                  No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)                                 No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any

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shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)                                  Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board, but no Award may be granted unless and until the Plan has been approved by the Company’s stockholders. No Awards shall be granted under the Plan after the date 10 years from the date on which the Plan was adopted by the Board, provided that Awards granted prior to that date may extend beyond such date.

(d)                                 Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e)                                  Provisions for Foreign Participants. The Board may, without amending the Plan, modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f)                                    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

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Appendix B

THE MEDICINES COMPANY

2000 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2000 Employee Stock Purchase Plan of The Medicines Company.

1.                                       PURPOSE. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.                                       DEFINITIONS.

a.                                       “BOARD” shall mean the Board of Directors of the Company.

b.                                      “CODE” shall mean the Internal Revenue Code of 1986, as amended.

c.                                       “COMMON STOCK” shall mean the Common Stock of the Company.

d.                                      “COMPANY” shall mean The Medicines Company and any Designated Subsidiary of the Company.

e.                                       “COMPENSATION” means the amount of money reportable on an Employee’s Federal Income Tax Withholding Statement (Form W-2) before any withholdings for health insurance or under a Section 401(k), 125, 129 or similar plan, including without limitation, salary, wages, overtime, shift differentials, bonuses and incentive compensation, but excluding third party sick or disability pay, allowances and reimbursements for expenses such as relocation allowances or travel expenses, whether specifically designated as such or designated as signing bonuses, income or gains attributable to restricted stock, stock options, stock appreciation rights or other similar equity based compensation, imputed income for non cash items, such as life insurance premiums, and similar items, whether or not specifically itemized on the Form W-2.

f.                                         “DESIGNATED SUBSIDIARY” shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

g.                                      “EMPLOYEE” shall mean any individual who is an employee of the Company for tax purposes whose customary employment with the Company is more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other bona fide leave of absence approved by the Company. If a sick leave or other leave of absence exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the individual’s employment relationship with the Company shall be deemed to have terminated on the 91st day of such leave.

h.                                      “ENROLLMENT DATE” shall mean the first day of each Offering Period.

i.                                          “EXERCISE DATE” shall mean the last Trading Day of each Offering Period.

j.                                          “FAIR MARKET VALUE” shall mean the value of the Common Stock on any given date of determination, determined as follows:

(1)               If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq Small Cap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(2)               If the Common Stock is regularly quoted on the over-the- counter market, its Fair Market Value shall be the mean of the closing bid and asked price for such stock as quoted on such market on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(3)               In the absence of an established market for the Common Stock, the Fair Market Value of the Common Stock shall be determined in good faith by the Board.

k.                                       “OFFERING PERIODS” shall mean the periods of approximately six (6) months during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Offering Period, commencing on the first Trading Day on or after September 1 and March 1 of each year and terminating on the last Trading Day in the periods ending six (6) months later; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day of the month first commencing after the date on which the Common Stock is first traded on the Nasdaq National Market (such date referred to as the “First Offering Commencement Date”); and provided further that if the number of days between the date the Common Stock is first traded and the First Offering Commencement Date is less than 15 days, then the first Offering Period shall commence on the first Trading Day of the following month. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

l.                                          “PLAN” shall mean this Employee Stock Purchase Plan.

m.                                    “PURCHASE PRICE” shall mean eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date on an Offering Period or on the Exercise Date for such Offering Period, whichever is lower.

n.                                      “RESERVES” shall mean the number of shares of Common Stock covered by each outstanding option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

o.                                      “SUBSIDIARY” shall mean a corporation, partnership, limited liability company or similar entity, whether domestic or foreign, of which not less than 50% of the voting interests are held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.

p.                                      “TRADING DAY” shall mean a day on which the established stock exchange, the national market system or the over-the-counter market on which the Common Stock is traded is open for trading.

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3.                                       ELIGIBILITY.

a.                                       Any Employee who shall be employed by the Company at least seven (7) calendar days prior to a given Enrollment Date shall be eligible to participate in the Offering Period commencing on such Enrollment Date.

b.                                      Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of a share of Common Stock at the time such option is granted) for each calendar year in which such option is outstanding at any time. In the event that an Employee may not be granted an option under the Plan because of the foregoing restrictions, the Employee shall be granted an option to purchase the maximum number of shares that would not violate the foregoing restrictions.

4.                                       OFFERING PERIODS AND PURCHASE PERIODS. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the Offering Period to be affected thereafter.

5.                                       PARTICIPATION.

a.                                       An eligible Employee may become a participant in the Plan by completing a subscription agreement in the form of EXHIBIT A or such other form as the Company may deem satisfactory and filing it with the Company’s payroll office or such other office as the Company may direct prior to the Enrollment Date for the applicable Offering Period.

b.                                      Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date for the applicable Offering Period and shall end on the last payroll in such Offering Period, unless sooner terminated by the participant as provided in Section 9 hereof.

6.                                       PAYROLL DEDUCTIONS.

a.                                       At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each payday during the Offering Period.

b.                                      All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

c.                                       A participant may discontinue his or her participation in the Plan as provided in Section 9 hereof, or may increase or decrease the rate of his or her payroll deductions to not more than ten percent (10%) or less than zero percent (0%) not more than one (1) time during each Offering Period by completing or filing with the Company a new subscription agreement authorizing such change in payroll deduction rate. The Board may, in its discretion, increase or decrease the number of participation rate changes that may be made by a participant during any Offering Period. The change in rate shall be

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effective with the first full payroll period following the fifth (5th) business day after the Company’s receipt of the new subscription agreement. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 9 hereof.

d.                                      At the time the option is exercised, in whole or in part, or at the time any of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.                                       GRANT OF OPTION. On the Enrollment Date for each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase (at the applicable Purchase Price) up to a whole number of shares of the Company’s Common Stock (the “Option Shares”) determined by multiplying $2,083 by the number of full months in the Offering Period and dividing the result by the Fair Market Value of a share of Common Stock on the Enrollment Date (subject to any adjustment pursuant to Section 16), and provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 9 hereof. The option shall expire on the last day of the Offering Period.

8.                                       EXERCISE OF OPTION. Unless a participant withdraws from the Plan as provided in Section 9 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date applicable to the particular Offering Period, and a number of full shares not exceeding the number of shares as to which such participant’s option is exercisable on such Exercise Date shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased. Any balance remaining in the participant’s payroll deduction account after such Exercise Date shall be automatically refunded to the participant, except that any balance that is less than the Purchase Price of one share of Common Stock will be carried forward into the participant’s payroll deduction account for the following Offering Period, unless the participant elects not to participate in the following Offering Period under the Plan, in which case the balance in the participant’s account shall be refunded. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.                                       WITHDRAWAL.

a.                                       A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of EXHIBIT B to this Plan; provided that no Employee may withdraw his or her payroll deductions less than ten (10) Trading Days prior to an Exercise Date. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated upon receipt of such notice, and no further payroll deductions from such participant for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

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b.                                      A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods.

10.                                 TERMINATION OF EMPLOYMENT. Upon a participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan, such participant’s option shall be automatically terminated and the accumulated payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise his or her option shall be returned to such participant or, in the case of his or her death, to the executor or administrator of the Employee’s estate or if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last day of the Offering Period, the Designated Subsidiary by which an Employee is employed shall cease to be a Subsidiary of the Company, or if the Employee is transferred to a Subsidiary of the Company that is not a Designated Subsidiary, the Employee shall be deemed to have terminated employment for the purposes of this Plan.

11.                                 INTEREST. No interest shall accrue on the payroll deductions of a participant in the Plan.

12.                                 STOCK.

a.                                       Subject to adjustment upon changes in capitalization of the Company as provided in Section 16 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 350,000 shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

b.                                      The participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised.

13.                                 ADMINISTRATION. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

14.                                 TRANSFERABILITY. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution by the participant). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 9 hereof.

15.                                 USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

16.                                 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

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a.                                       CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the maximum number of shares of Common Stock available for sale under the Plan, the Reserves, the maximum number of shares each participant may purchase during each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

b.                                      DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Board shall shorten any Offering Period then in progress by setting a new Exercise Date (the “NEW EXERCISE DATE”), and such Offering Period shall terminate on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9 hereof.

c.                                       MERGER OR ASSET SALE. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least sixty percent (60%) by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such option for each share as to which such option shall be exercised the securities or property which a holder of one share of Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board shall take such steps in connection with such merger or consolidation as the Board shall deem necessary to assure that the provisions of Section 16(a) shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such option might thereafter be entitled to receive thereunder.

In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or which involves a sale of all or substantially all of the assets of the Company (an “Acquisition”), while unexercised options remain outstanding under the Plan, all options outstanding as of the effective date of the Acquisition shall be deemed assumed or substituted for and each holder of an outstanding option shall be entitled, upon exercise of such option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of the Acquisition. Notwithstanding the foregoing, in the event that the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume or substitute for the options, then the Board shall shorten any Offering Period then in progress by setting a New Exercise Date, and such Offering Period then in progress shall terminate on the New Exercise Date. The New Exercise Date shall be before the effective date of the Acquisition. The Board shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9 hereof.

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17.                                 AMENDMENT OR TERMINATION.

a.                                       The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 16 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders, and upon termination of the Plan all amounts in the accounts of participating employees shall be promptly refunded. Except as provided in Section 16 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant without the consent of the participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), if applicable, the Company shall obtain stockholder approval in such a manner and to such a degree as required.

b.                                      Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

18.                                 NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

19.                                 CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

20.                                 GOVERNMENTAL REGULATIONS. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on an established stock exchange or quotation on a national market system or an over-the-counter market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

21.                                 GOVERNING LAW. The Plan shall be governed by Massachusetts law except to the extent that such law is preempted by federal law.

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22.                                 SOURCE OF SHARES. Shares may be issued upon exercise of an option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

23.                                 NOTIFICATION UPON SALE OF SHARES. Each Employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the option pursuant to which such shares were purchased.

24.                                 EFFECTIVE DATE. The Plan shall take effect upon the date of the Company’s initial public offering of its equity securities registered on Form S-1 with the Securities and Exchange Commission, subject to approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 17 hereof.

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EXHIBIT A

THE MEDICINES COMPANY

2000 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

            Original Application                 Enrollment Date:                                           Change in Payroll Deduction Rate (Complete only Section 2 and date and sign).

1.                                                                                                              hereby elects to participate in The Medicines Company 2000 Employee Stock Purchase Plan (the “EMPLOYEE STOCK PURCHASE PLAN”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

2.                                       I hereby authorize payroll deductions from each paycheck in the amount of          % of my Compensation on each payday (not to exceed ten percent (10%)) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

3.                                       I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4.                                       I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan.

5.                                       I understand that if I dispose of any shares received by me pursuant to the Plan within two years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I HEREBY AGREE TO NOTIFY THE COMPANY IN WRITING WITHIN 30 DAYS AFTER THE DATE OF ANY DISPOSITION OF MY SHARES AND I WILL MAKE ADEQUATE PROVISION FOR FEDERAL, STATE OR OTHER TAX WITHHOLDING OBLIGATIONS, IF ANY, WHICH ARISE UPON THE DISPOSITION OF THE COMMON STOCK. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me.

6.                                       I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

NAME: (Please Print)
	(First)	(Middle)	(Last)

Relationship

Address

Employee’s Social
Security Number:
Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee
(Please print)

Spouse’s Signature (If beneficiary
other than Spouse)

EXHIBIT B

THE MEDICINES COMPANY

2000 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of The Medicines Company 2000 Employee Stock Purchase Plan which began on                            , 2000 (the “ENROLLMENT DATE”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods.

Name and Address of Participant:

Signature:

Date: